                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                November 19, 2001
                                -----------------
                                 Date of Report
                        (Date of earliest event reported)

                                 WHX Corporation
                                 ---------------
               (Exact Name of Registrant as Specified in Charter)

                Delaware                  1-2394               13-3768097
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(State or Other Jurisdiction of    Commission File Number    (IRS Employer
Incorporation)                                               Identification)

                 110 East 59th Street, New York, New York 10022
                 ----------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (212) 355-5200
                                 --------------
                         (Registrant's telephone number,
                              including area code)

                                 Not Applicable
                                 --------------
         (Former Name or Former Address, if Changed Since Last Report.)

Item 5.                 Other Events.

On November 19, 2001, WHX Corporation  ("WHX") issued a press release, a copy of which  is  attached  hereto  as  Exhibit  99.1  and is  incorporated  herein  by reference,  announcing today that its wholly-owned subsidiary, WHX Entertainment
Corp.,  which holds a 50% interest in Wheeling Downs Racing  Association,  Inc., has entered into a stock redemption  agreement  pursuant to which Wheeling Downs has agreed to redeem WHX  Entertainment's  ownership  interest in Wheeling Downs for  $105  million  in cash,  plus  certain  adjustments.  The  closing  of this transaction  will result in a gain on sale of approximately  $89.2 million.  WHX will  utilize  net  operating  loss  deductions  to offset  federal  income  tax liability  relating  to this gain.  The  transaction  is  subject to  regulatory approvals and is anticipated to close prior to December 31, 2001. Wheeling Downs operates a greyhound  racetrack and video lottery  facility located in Wheeling,
West Virginia. WHX was advised by UBS Warburg with regard to this transaction.

WHX also announced that it has commenced a "Modified Dutch Auction" tender offer and consent  solicitation  with respect to its  outstanding 10 1/2% Senior Notes due 2005 (the  "Notes").  WHX is offering to purchase  for cash $123  million in principal  amount of its outstanding  Notes.  The purchase price for each $1,000 principal  amount of Notes tendered  pursuant to the Offer shall be a minimum of
$470 and a maximum of $530 (plus accrued  interest),  with the exact price being determined  pursuant  to the  "Modified  Dutch  Auction"  procedure.  Under  the
"Modified Dutch Auction" procedure,  holders of the Notes indicate at what price within the proposed  range that they would be willing to  participate.  Then WHX will select the single lowest price  specified by tendering  holders within such price range that will enable WHX to purchase $123 million in principal amount of the Notes (such price, the "Purchase Price").  WHX will pay to all holders whose tenders are accepted the same Purchase  Price for the Notes,  even if that price is higher than the tender  price  specified  by such  holder.  If the  aggregate principal  amount of Notes  tendered at or below the Purchase Price exceeds $123 million in principal amount of the Notes, all Notes tendered at prices below the
Purchase  Price will be  accepted,  and  acceptances  of Notes  tendered  at the
Purchase  Price will be allocated  among such Notes on a pro rata basis.  In the event  of the  successful  consummation  of  such  tender  offer,  assuming  WHX purchases $123 million principal amount of Notes at a Purchase Price of $500 per
$1,000   principal   amount,   WHX  will  recognize   extraordinary   income  of
approximately  $53.8 million.  WHX will utilize net operating loss deductions to offset federal income tax liability relating to this income.

WHX is also soliciting  Consents to approve certain  amendments to the Indenture pursuant to which the Notes were  issued,  whereby  certain  covenants  would be modified.  There will be no separate  payment in  connection  with the Consents.
Consents may not be delivered without tendering Notes. A tender of Notes will be deemed to be a concurrent delivery of a Consent related to such tendered Notes.

WHX's  obligation to accept for purchase and to pay for Notes  validly  tendered pursuant to the Offer and the  Solicitation  is  conditioned  upon,  among other things (a) there having been validly  tendered prior to the  expiration  date of the Offer to  Purchase  and  Consent  Solicitation  not less than a majority  in aggregate  principal  amount of the Notes  outstanding,  (b) the  receipt of the requisite  number of duly  executed  (and not  revoked)  Consents  from  holders representing  not less

than a majority in  aggregate  principal  amount of Notes then  outstanding  and execution  of a  supplemental  indenture  to the  Indenture  providing  for  the proposed amendments following receipt of the requisite Consents, (c) the closing of the Wheeling Downs  transaction and the receipt by WHX  Entertainment  of the proceeds from such repurchase and (d) the  satisfaction of certain other general conditions.

The tender offer will expire at 12:00  Midnight,  New York City time, on Monday,
December  17,  2001,  unless  extended.  Tendered  Notes (and  Consents)  may be withdrawn at any time at or prior to the expiration  date. The Offer to Purchase and Consent  Solicitation  will be financed  from the  proceeds of the  Wheeling
Downs transaction.

Item 7.                 Financial Statements and Exhibits.

            (c)         Exhibits

                        99.1   Press Release of  WHX Corporation dated November 19, 2001.

                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the  Registrant  has duly  caused  this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           WHX Corporation

Dated: November 19, 2001                   By: /s/ Robert Hynes
                                              ---------------------------
                                              Name: Robert Hynes
                                              Title: Vice President-Finance